Exhibit 99.1
HOLLY ENERGY PARTNERS ANNOUNCES
LAS VEGAS PIPELINE PROJECT
DALLAS, April 19 — Holly Energy Partners (NYSE: HEP) today announced that it is exploring the possibility of constructing a new petroleum products pipeline from Salt Lake City, Utah to Las Vegas, Nevada.
Holly Energy Partners is sending an Open Season information package to solicit support from potential shippers on this proposed new pipeline.
The pipeline as currently proposed is a 12-inch pipeline extending approximately 400 miles from Salt Lake City, Utah to the northern edge of Las Vegas, Nevada. This pipeline would have an initial capacity of 50,000 barrels per day and would accept gasoline, diesel and jet fuel.
Currently, Las Vegas is supplied solely from Southern California via a common carrier pipeline. Continued growth in California petroleum product demand as well as above average demand growth in Las Vegas and Phoenix (which are also supplied by the West Coast) has strained the California supply/demand balance — requiring increasing amounts of imports to make up the product shortfall.
The proposed pipeline would allow Salt Lake City refiners and other Rocky Mountain refiners that deliver products into Salt Lake City via pipeline to economically and efficiently meet the current and future supply requirements of Las Vegas while minimizing the need for product imports from the West Coast.
Rocky Mountain refiners’ growing access to lower cost heavy Canadian and other crude oil varieties has provided increased incentives to such refiners to begin reconfiguring their refineries to process such crudes and to expand their overall production levels. The proposed pipeline would provide a major fast growing market as an outlet for increased production from these low cost refineries.
The Open Season is asking for non-binding indications of shipping volumes and term. The Open Season will close on May 31, 2006, at which time Holly Energy Partners will assess the level of support for this project.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest in the Partnership. The Partnership owns and operates product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
The following is a ‘safe harbor’ statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are

‘forward-looking statements’ within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President-Investor Relations
Holly Energy Partners
214-871-3555

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